Exhibit 4.4

Dated 21 April 2017

(1) UCLOUDLINK GROUP INC.

AND

(2) INVESTORS

AND

(3) FOUNDER PARTIES

AND

(4) MAJOR SUBSIDIARIES

AND

(5) OTHER SHAREHOLDERS

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

THIS THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on                                              , 2017 (the “Signing Date”), by and among:

(1)	UCLOUDLINK GROUP INC., an exempted company duly incorporated with limited liability and validly existing under the laws of Cayman Islands (the “Company”),

(2)	the parties set forth in Part I of Exhibit A attached hereto (the “Investors”, and each an “Investor”),

(3)	the parties set forth in Part II of Exhibit A attached hereto (the “Founder Parties”, and each a “Founder Party”),

(4)	the parties set forth in Part III of Exhibit A attached hereto (the “Major Subsidiaries”, and each a “Major Subsidiary”), and

(5)	the parties set forth in Part IV of Exhibit A attached hereto (the “Other Shareholders”, and each an “Other Shareholder”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

The Company, Haitong Noteholders (as defined in Exhibit B), the Founder Parties (as defined in Exhibit B) and other certain parties have entered into a Notes Purchase Agreement dated 19 April, 2017 (the “Notes Purchase Agreement”).

B.

In order to complete the registration of Circular 37(as defined in the Notes Purchase Agreement), on February 22, 2017, Dream Box Limited and Miracle Wish Limited have duly executed the relevant transfer instruments, by which Dream Box Limited and Miracle Wish Limited have transferred their shares of Fun Box Limited, together with the relevant rights and obligations, to MediaPlay Limited and AlphaGo Robot Limited respectively. Thus, MediaPlay Limited and AlphaGo Robot shall be redeemed as the Founder Holdco 3 (as defined below) and the Founder Holdco 4 (as defined below) respectively.

C.

Certain parties entered into a Shareholders’ Agreement dated January 28, 2015 (the “First Shareholders’ Agreement”), an amended and restated Shareholders’ Agreement dated November 25, 2015 (the“Second Shareholders’ Agreement”) and a second amended and restated Shareholders’ Agreement dated September 22, 2016 (the “Third Shareholders’ Agreement”, with the First Shareholders’ Agreement and the Second Shareholders’ Agreement, collectively, the “Prior Agreements”). At the request of the Company and as part of the transactions contemplated under the Notes Purchase Agreement for closing (“Haitong Closing”) on 21 April, 2017 (“Closing Date”), the Parties agree to enter into this Agreement, make the respective representations, warranties, covenants and agreements on the terms and conditions set forth herein, and supersede the Prior Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in Exhibit B attached hereto.

2.	CORPORATE GOVERNANCE

2.1.	Board of Directors.

(i)

From and after the Closing Date, the Company shall have a board of directors (the “Board”) consisting of at least five (5) directors, subject to adjustment pursuant to Section 2.1(c) below. The Board shall be constituted as follows:

(a)	The Cashcapital Investor shall be entitled to nominate one (1) director (the “Cashcapital Director”) of the Board;

(b)	The Ordinary Majority shall be entitled to nominate four (4) directors (the “Ordinary Directors”) of the Board; and

(c)

Haitong shall be entitled to nominate one (1) director (the “Haitong Director”, together with the Cashcapital Director, the “Investor Directors”) of the Board, as long as Haitong collectively owns not less than 10% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis). The right of Haitong to nominate the Haitong Director shall no longer be exercised upon the occurrence or continuance of any of the following events: (1) Haitong collectively owns less than 8% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis); or (2) the submission of application of a Qualified IPO of the Company; provided always that the restriction on Haitong’s right to nominate Haitong Director due to the occurrence or continuance of the event set forth in item (1) above will be automatically lifted at any time and from time to time when Haitong collectively owns not less than 10% of the outstanding Equity Securities of the Company (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis). For so long as Haitong has right to nominate a Haitong Director, the Company shall have a Board consisting of seven (7) directors, which shall be constituted by the Cashcapital Director, the Haitong Director and five (5) directors nominated by the Ordinary Majority.

(ii)

Election and Removal of Board Members. Each Shareholder of the Company that is a party to this Agreement also agrees to vote all of his, her or its shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) each director nominated pursuant to Section 2.1 may be elected to the Board; (ii) no director elected pursuant to Section 2.1 may be removed from office unless the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 2.1 is no longer so entitled to designate or approve such director or occupy such Board seat; and (iii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.1 shall be filled pursuant to the provisions of Section 2.1. Each Shareholder of the Company that is a party to this Agreement agrees to execute any written consents required to effectuate the obligations of this Section 2.1, and the Company agrees at the request of any Shareholder entitled to designate directors pursuant to Section 2.1 to call a meeting or a class meeting of Shareholders for the purpose of electing directors.

2.2.

Observer. Each of the Preferred Shareholders, the Lead Ordinary Investor and Haitong shall be entitled to appoint one (1) observer (the “Observer”) to the Board, provided that at any time and for so long as a Haitong Director is on the Board, Haitong shall not appoint an Observer to the Board. The Observer shall be entitled to (a) attend meetings of the Board; and (b) receive copy of all notices, minutes, consents and other material that are provided to the directors at the same time and in the same manner as provided to the directors.

2.3.

Board Meetings; Quorum. The Board shall meet at least once every quarter (whether in person or by means of a conference telephone or any other equipment which allows all participants in the meeting to speak to and hear each other simultaneously). A quorum for a Board meeting shall consist of four (4) directors, including the Cashcapital Director and the Haitong Director (if applicable). However, if within an hour from the time appointed for a board meeting, a quorum is not present due to the absence of any director, then a second board meeting shall be scheduled to a time the same day in the next week and written notice for such second board meeting shall be duly delivered again to all directors. If within an hour from the time appointed for such second board meeting, a quorum is still not present due to the absence of any director, then those directors present shall be deemed to be a quorum for such second board meeting; provided that at such second board meeting or the following meeting, the business not included in the notice for such second board meeting shall not be transacted. Each of the Investor Directors shall be entitled to appoint an alternate respectively to serve at any board meeting (or the meeting of a committee formed by the Board), and such alternate shall be permitted to attend all Board meetings and vote on such Investor Director’s behalf. Questions arising at any meeting shall be decided by a simple majority of votes (unless a higher vote is required pursuant to applicable laws or the Memorandum and Articles) of the directors present at a meeting at which there is a quorum, with each director having one (1) vote. A resolution in writing (in one or more counterparts), signed by all the directors for the time being or all the members of a committee of the Board shall be as valid and effectual as if it had been passed at a meeting of the Directors or such committee as the case may be duly convened and held.

2.4.	Expenses, Indemnity and Director Insurance.

(i)

The Company shall provide each of the Investor Directors and Observer of Board with all necessary working conditions in respect of his performing of such director position, including without limitation, the transportations, accommodations and offices, and reimburse the Investor Directors for the allowance and all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

(ii)

To the maximum extent permitted by applicable law and its memorandum and articles, the Investor Directors and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own willful neglect or default respectively and no such director or trustee shall be answerable for the acts, receipts, neglects or defaults of any other director or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the willful neglect or default of such director or trustee.

(iii)

To the maximum extent permitted by applicable law, the Investor Directors and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or the Party nominating him/her for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own willful neglect or willful default respectively.

(iv)

The Company shall, as soon as practicable after the Closing Date, obtain, and thereafter maintain, a directors’ and officers’ liability insurance policy for the Investor Directors from a financially sound and reputable insurer with coverage limits customary for companies similarly situated to the Company. In addition, the Company shall indemnify each Investor to the maximum extent permitted by applicable laws for any claims brought against such Investor by any third party (including any other Shareholder of the Company) on the basis of such Investor’s investment in the Company.

2.5.

Subsidiary Boards. The board of directors of any Group Company (other than the Company) shall be constituted in the same manner as the Board, and the provisions in this Section 2 shall apply mutatis mutandis to the board of each Group Company. The Parties shall take all steps required to give effect to the first sentence of this Section 2.5.

2.6.	Protective Provisions.

(i)

For so long as any Preferred Share remains outstanding and subject to provided otherwise, the Group Companies and the Founder Parties (collectively, the “Covenantors”) shall ensure that each Group Company will not take any of the actions set forth in Part I of Exhibit C attached hereto without the prior consents of the Cashcapital Director (Email shall be deemed as the formal evidencing documents of such consent of the Cashcapital Director) other than in respect of any action that requires a special resolution pursuant to the Companies Law of the Cayman Islands (2013 Revision), subject to the provisions of (iii) below.

(ii)

For so long as any Preferred Share remains outstanding and subject to provided otherwise, the Covenantors shall ensure that each Group Company will not take any of the actions set forth in Part II of Exhibit C attached hereto without the prior consents of three-fourths (3/4) of the directors of the Board present at the meeting (including the consent of the Cashcapital Director) other than in respect of any action that requires a special resolution pursuant to the Companies Law of the Cayman Islands (2013 Revision), subject to the provisions of (iii) below.

(iii)

Provided that any of the actions set forth in Exhibit C requires a special resolution in accordance with the Companies Law of the Cayman Islands (2013 Revision), such action shall require the approval of the Preferred Shareholders holding at least two-thirds (2/3) of the outstanding Preferred Shares (on an as-converted basis) (the “Preferred Majority”), and where such said prior approval has not been obtained, the holders of the Preferred Shares who vote against the resolution at a meeting of the Shareholders shall have the same number of votes as the other Shareholders who vote in favor of such resolution plus one.

2.7.	Group Structure.

(i)

Maintenance of Group Structure. The Covenantors shall maintain the corporate structure of the Group (including without limitation the Company’s control over each Domestic Company) and, the Covenantors shall cause that (i) the shareholding structure of the Domestic Companies will not be changed and (ii) the control documents between the Beijing WFOE and the Domestic Companies (and its shareholders) will not be amended, in each case without the prior consent of the Board.

(ii)

Shareholding of Domestic Company. If requested by any Investor in writing and permitted by applicable laws, the Covenantors shall procure that equity interest in the Domestic Companies proportionate to such Investor’s equity interest in the Company be transferred to a party designated by such Investor within 30 days from receiving such written request. In case that the party designated by such Investor may transfer any portion of the equity interests held by him in the Domestic Companies to any third party as necessary and required by any new financing of the Group Companies, any expense and cost, including without limitation any and all taxes arising from or in connection with such transfer is incurred and assessed on or imposed against such party, such party shall be indemnified against all such expense and cost by the Group Companies.

2.8.	Information and Inspection Rights.

(i)

Information. The Group Company shall, and each Covenantor shall cause the Group Company to, deliver, as soon as practicable (but in any event within the timeframe specified below), to each Preferred Shareholder, the Lead Ordinary Investor and Haitong the following documents or reports:

(a)	within thirty (30) days after the end of each fiscal month, the unaudited monthly consolidated financial statements of the Group Companies;

(b)	within forty-five (45) days after the end of each fiscal quarter, the unaudited consolidated quarterly financial statements for such fiscal quarter;

(c)	within ninety (90) days after the end of each fiscal year, the audited consolidated annual financial statements for such fiscal year;

(d)

at least thirty (30) days prior to the beginning of each fiscal year, a draft annual capital expenditure and operating budget and business plan for the approval of the Board, provided that the final budget shall be approved by the Board (including approval of the Cashcapital Director and the Haitong Director);

(e)	other information reasonably requested by the Preferred Shareholders, Lead Ordinary Investor and Haitong.

The documents to be delivered pursuant to this Section 2.8 shall be prepared in form satisfactory to the Preferred Shareholders, the Lead Ordinary Investor and Haitong. All audited financial statements shall be prepared in accordance with the PRC generally accepted accounting principles or other generally accepted accounting principles agreed to by the Preferred Shareholders, the Lead Ordinary Investor and Haitong as deemed appropriate for the foreseeable venue for the Company’s initial public offering.

(ii)

Inspection. Each Covenantor shall cause each Group Company to permit each Preferred Shareholder, Haitong or their respective duly designated representatives at their own cost, to visit and inspect the relevant Group Company, and to examine the facilities, books of account and other records of the Group Company, and to discuss the businesses, operations and conditions of the Group Company with the counsels, officers, employees and independent accountants of such entities. The Lead Ordinary Investor shall also be entitled to the forgoing inspection right provided that the Lead Ordinary Investor shall give the Company a written notice at least ten (10) Business Days prior to the use of the inspection right.

3.	PREEMPTIVE RIGHTS

3.1	Preemptive Right in respect of New Shares.

(i)

The Company hereby grants to each Shareholder of the Company a right to purchase up to its pro rata share of any New Shares that the Company may, from time to time after the Closing Date, propose to sell or issue on the same price, terms and conditions as the Company proposes to sell or issue to any potential investor. The Preferred Shareholders, Xizang Guoke, the Lead Ordinary Investor and the Haitong Shareholders (only in respect of such number of Ordinary Shares converted) shall also have a right of oversubscription if any Shareholder elects not to purchase its full pro rata share of the New Shares. For the purposes of Section 3.1: (a) each Shareholder’s “pro rata share” shall be determined according to the number of the Ordinary Shares held by such Shareholder in relation to the aggregate number of all outstanding Equity Securities of the Company (calculated on an as to be fully converted to Ordinary Shares and on a Fully-Diluted Basis basis) immediately prior to the issuance of the New Shares; (b) for the purpose of giving effect to Section 3.1(ii)(b), Haitong Noteholders shall be treated as Shareholders and all the outstanding Notes owned by them shall be deemed to be fully converted into the Ordinary Shares immediately prior to the issuance of the New Shares; and (c) each Preferred Shareholder’s “pro rata share” shall be determined according to the aggregate number of all Ordinary Shares convertible from the Preferred Shares held by such Preferred Shareholder immediately prior to the issuance of the New Shares in relation to the aggregate number of all outstanding Equity Securities of the Company (calculated on an as to be fully converted to Ordinary Shares and on a Fully-Diluted Basis basis), provided, however, the Shareholders shall not have such preemptive right in any of the following circumstances: (a) issuance of Ordinary Shares convertible from all or any part of the Notes; and (b) if the potential investor to whom the Company proposes to sell or issue New Shares is a Strategic Investor provided further that the Board of the Company shall give each Shareholder a notice which explains and specifies the benefits or/and advantages the Company will obtain with the join-in of such Strategic Investor.

(ii)	Procedure:

(a)

In the event that the Company proposes to issue any New Shares, it shall give each Shareholder written notice (an “Issuance Notice of New Shares”) of such intention, describing (i) the type of New Shares, (ii) the identity of the prospective subscriber, and (iii) the price and the general terms upon which the Company proposes to issue such New Shares. Each Shareholder shall have thirty (30) days after the receipt of the Issuance Notice of New Shares to agree to purchase up to such Shareholder’s pro rata share of such New Shares for the price and upon the terms specified in the Issuance Notice of New Shares by giving written notice to the Company and stating therein the quantity of New Shares to be purchased.

(b)

To the extent there is any Notes outstanding and not converted into Ordinary Shares by a Haitong Noteholder on the date of the Issuance Notice of New Shares, such Haitong Noteholder may, for the purpose of exercising its preemptive right under Section 3.1, without any prejudice to its conversion rights under the Notes Terms and Conditions, exercise its conversion right attached to any outstanding Notes within thirty (30) days after receipt of the Issuance Notice of New Shares in accordance with the Notes Terms and Conditions. The Company shall not issue any New Shares or deliver the Second Participation Notice of New Shares (as defined in Section 3.1(ii)(c)) unless and until the aforesaid conversion requested by such Haitong Noteholder has been completed in accordance with the Notes Terms and Conditions. Any Ordinary Shares converted by a Haitong Noteholder hereunder shall be taken into account in calculating Haitong Shareholder’s pro rata share in respect of the issuance of the New Shares under Section 3.1.

(c)

In the event that any Shareholder fails to exercise its right to purchase its full pro rata share of the New Shares, the Company shall deliver a written notice (the “Second Participation Notice of New Shares”) within five (5) days after the expiration of the aforementioned thirty (30) day period to each of the Preferred Shareholder, Xizang Guoke, Lead Ordinary Shareholder and the Haitong Shareholders (only in respect of such Ordinary Shares already converted) that have elected to purchase its entire pro rata share of the New Shares (the “Fully Participating Investors of New Shares”) which notice shall set forth the number of the New Shares for which a Shareholder was entitled to purchase but that were not purchased by the Shareholder, pursuant to subsection (i) above (such shares, the “Overallotment New Shares”). Each Fully Participating Investor shall have five (5) days from the date of receipt of the Second Participation Notice of New Shares (the “Second Participation Period of New Shares”) to notify the Company of its desire to purchase more than its pro rata share of the New Shares, stating the number of the additional New Shares it proposes to buy (the “Additional Number of New Shares”). Such notice may be given by telephone provided it is confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Shares the Fully Participating Investors of New Shares propose to buy exceeds the total number of the Overallotment New Shares, then the Overallotment New Shares shall be allocated to such Fully Participating Investors of New Shares by allocating to each such Fully Participating Investor of New Shares the lesser of (A) the difference between the Additional Number of New Shares and the aggregate number of Overallotment New Shares that has already been allocated to it, and (B) its over-allotment pro rata share of the Overallotment New Shares that has not yet been allocated, which allocation step shall be repeated until all Overallotment New Shares are allocated. Each such Fully Participating Investor of New Shares who has been allocated all the Additional Number of New Shares shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Overallotment New Shares that a Fully Participating Investor of New Shares will receive in each allocation step, such Investor’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Ordinary Shares or all Ordinary Shares convertible from the Preferred Shares held by such Fully Participating Investor of New Shares on the date of the Issuance Notice of New Shares in relation to the aggregate number of all Ordinary Shares and all Ordinary Shares convertible from the Preferred Shares held by all Fully Participating Investors of New Shares who participate in such allocation step on such date.

(d)

Payment for the New Shares to be purchased by the Shareholders shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Shares to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after such Shareholders’ receipt of the Issuance Notice of New Shares.

3.2	Preemptive Right in respect of New Notes.

(i)

the Company hereby grants each Investor a right to purchase up to its pro rata share of any New Notes that the Company may, from time to time after the Closing Date, propose to sell or issue on the same price, terms and conditions as the Company propose to sell or issue to any potential investor. The Preferred Shareholders, Xizang Guoke, the Lead Ordinary Investor, Haitong Noteholders and Haitong Shareholders shall also have a right of oversubscription if any Investor elects not to purchase its full pro rata share of the New Notes. For the purposes of Section 3.2, each Investor “pro rata share” shall be determined according to the number of the Equity Securities held by such Investor (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis) in relation to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) immediately prior to the issuance of the New Notes, provided, however, the Investors shall not have such preemptive right in any of the following circumstances: (a) issuance of any Notes to Haitong pursuant to the Notes Purchase Agreement, and (b) if the potential investor to whom the Company proposes to sell or issue New Notes is a Strategic Investor provided further that the Board of the Company shall give each Investor a notice which explains and specifies the benefits or/and advantages the Company will obtain with the join-in of such Strategic Investor.

(ii)	Procedures:

(a)

In the event that the Company proposes to issue any New Notes, it shall give each Investor written notice (an “Issuance Notice of New Notes”) of such intention, describing (i) the type of New Notes, (ii) the identity of the prospective subscriber, and (iii) the price and the general terms upon which the Company proposes to issue such New Notes. Each Investor shall have thirty (30) days after the receipt of the Issuance Notice of New Notes to agree to purchase up to such Investor’s pro rata share of such New Notes for the price and upon the terms specified in the Issuance Notice of New Notes by giving written notice to the Company and stating therein the quantity of New Notes to be purchased.

(b)

In the event that any Investor fails to exercise its right to purchase its full pro rata share of the New Notes, the Company shall deliver a written notice (the “Second Participation Notice of New Notes”) within five (5) days after the expiration of the aforementioned thirty (30) day period to each Preferred Shareholder, Xizang Guoke, Lead Ordinary Shareholder and Haitong that have elected to purchase its entire pro rata share of the New Notes (the “Fully Participating Investors of New Notes”) which notice shall set forth the number of the New Notes for which the Investor was entitled to purchase but that were not purchased by such Investor pursuant to subsection (a) above (such New Notes, the “Overallotment New Notes”). Each Fully Participating Investor of New Notes shall have five (5) days from the date of receipt of the Second Participation Notice (the “Second Participation Period of New Notes”) to notify the Company of its desire to purchase more than its pro rata share of the New Notes, stating the number of the additional New Notes it proposes to buy (the “Additional Number of New Notes”). Such notice may be given by telephone provided it is confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of additional New Notes the Fully Participating Investors of New Notes propose to buy exceeds the total number of the Overallotment New Notes, then the Overallotment New Notes shall be allocated to such Fully Participating Investors of New Notes by allocating to each such Fully Participating Investor of New Notes the lesser of (A) the difference between the Additional Number of New Notes and the aggregate number of Over-allotment New Notes that has already been allocated to it, and (B) its over-allotment pro rata share of the Overallotment New Notes that has not yet been allocated, which allocation step shall be repeated until all Overallotment New Notes are allocated. Each such Fully Participating Investor of New Notes who has been allocated all the Additional Number of New Notes shall cease to participate in any subsequent allocation step. For the purposes of determining the allocation of Overallotment New Notes that a Fully Participating Investor of New Notes will receive in each allocation step, such Investor’s “over-allotment pro rata share” shall be determined according to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) held by such Fully Participating Investor of New Notes on the date of the Issuance Notice of New Notes in relation to the aggregate number of all Equity Securities (calculated on an as converted to Ordinary Shares and on a Fully-Diluted Basis basis) held by all Fully Participating Investors of New Notes who participate in such allocation step on such date.

(c)

Payment for the New Notes to be purchased by the Investors shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such New Notes to be purchased at the business address of the Company at the time of the scheduled closing therefor, which shall be no later than seventy (70) days after such Investor’s receipt of the Issuance Notice of New Notes.

3.3

For a period of ninety (90) days following the expiration of the period during which any Investor may exercise its preemptive rights under this Section 3, the Company may sell any New Shares and/or New Notes with respect to which the Preemptive Rights under this Section 3 were not exercised, to the purchasers identified in the Issuance Notice of New Shares or Issuance Notice of New Notes (as the case may be) and at a price and upon terms not more favorable to the purchasers thereof than specified in the Issuance Notice of New Shares or Issuance Notice of New Notes (as the case may be). In the event the Company has not completed the sale of such New Shares and/or New Notes within such ninety (90) day period, the Company shall not and the other Covenantors shall cause the Company not to thereafter issue or sell any New Shares or New Notes, without first again offering such New Shares or New Notes to the Investors in the manner provided in this Section 3.

4.	SHARE TRANSFER RIGHTS AND RESTRICTIONS

4.1.	Restrictions on Ordinary Shares Owned by the Founder Parties.

(i)

Transfer Restrictions and Non-Competition. At any time prior to the Qualified IPO of the Company, without the prior written consent of the Investors the Founder Parties shall not transfer any Ordinary Shares directly or indirectly owned by them to other parties except to any entities wholly owned by such Founder Parties, , nor shall such Founder Parties be engaged, make investments or otherwise involve in any business that shall compete against the business of the Group Company. Notwithstanding the foregoing, such transfer restrictions shall not apply to the transfer of the Ordinary Shares to the employees, officers, consultants or directors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Cashcapital Director and Haitong Director (if applicable)).

(ii)

Key Founder Restricted Shares. The Founder Parties agree and acknowledge that (a) all the Ordinary Shares held by the Founder Holdco 1, and Founder Holdco 5, as of the Closing Date, shall be designated as “Company Restricted Shares”; (b) all the shares of the Key Founder Holdco(s) held by other applicable Key Founder Holdco(s) as of the Closing Date shall be designated as “Indirect Founder Holdco Restricted Shares”; and (c) all the shares of the Key Founder Holdco(s) held by the Key Founders as of the Closing Date shall be designated as “Direct Founder Holdco Restricted Shares”. Each of the Company Restricted Shares, the Indirect Founder Holdco Restricted Shares and Direct Founder Holdco Restricted Shares (collectively, the “Founder Restricted Shares”) shall be subject to the restrictions in the form set forth in Exhibit D attached hereto.

4.2.

Right of First Refusal and Right of Co-Sale. Each Preferred Shareholder, Xizang Guoke, Lead Ordinary Investor and the Haitong Shareholders (only in respect of the Ordinary Shares already converted from the Notes) shall have the right of first refusal and each Preferred Shareholder, Lead Ordinary Investor, Xizang Guoke, A2 Ordinary Investors and the Haitong Shareholders (only in respect of the Ordinary Shares already converted from the Notes) shall have the right of co-sale as set forth in Exhibit E attached hereto, provided, however, the Investors shall not have such right of first refusal and right of co-sale in respect of any transfer of the Preferred Shares or Ordinary Shares under Section 4.3 or if the Prospective Purchaser is a Strategic Investor, further provided that the Investors shall not have such right of co-sale if the Offered Shares are to be transferred to employee of the Company for the purpose of the ESOP subjected to Section 7.1(ii) hereof.

4.3.

Transfer of Preferred Shares or Ordinary Shares held by certain Investors. Each Party agrees that the Preferred Shares or Ordinary Shares held by the Lead Ordinary Investors and Xizang Guoke are freely transferrable to any other third party other than to any competitor of the Group Companies in direct competition or indirect competition of the principal business of the Group Companies. For the sole purpose of this Section 4.3, only the business of data traffic operation shall mean indirect competition of the principal business of the Group Companies. For the avoidance of doubt, this Section 4.3 shall not apply to the following circumstances: (i) Haitong Noteholders shall have the right to transfer the Notes in accordance with the terms and conditions thereto; and (ii) Haitong Shareholders shall have the right to transfer Ordinary Shares to their respective Affiliates, including without limitation any fund or entities managed or advised by the Haitong Noteholders or Haitong Shareholders without any consent of the Company or any other Parties. Any Investor who makes any transfer under this Section 4.3 shall procure the transferee to agree in writing that it will adhere to, and be bound by, the terms of this Agreement as a Party to this Agreement by executing a deed of accession in the form set forth in Exhibit G attached hereto. Each party hereto irrevocably agrees to any transfer under this Section 4.3 and waives any right of first refusal or right of co-sale in respect of such transfer and any other contractual conditions or restrictions on such transfer, and shall execute such documents and take such actions as necessary to complete such transfer.

4.4.

Permitted Transfer. Notwithstanding the foregoing or anything to the contrary herein, the rights of the Investors under Section 4.2 shall not apply to: (i) a repurchase of Shares from a Transferor by the Company pursuant to an agreement containing vesting and/or repurchase provisions approved by the Board including the Cashcapital Director and the Haitong Director (if applicable); (2) a transfer approved by the Board (including the Cashcapital Director and the Haitong Director (if applicable)) for the purpose of and as contemplated by the ESOP; (3) a transfer by the Transferor to its wholly owned entity; or (4) a redemption of the Shares by the Company under Section 5.3(i).

4.5.

Prohibited Transfers Void. Any transfer of Shares of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company.

4.6.

Transfer Defined. For the purpose of this Agreement, the term “transfer” shall include any direct or indirect transfer, sale, assignment or pledge, mortgage, and its verb form and the terms of “transferor” and “transferee” shall have the meaning correlative to the foregoing. In the case that any Ordinary Share is held by its ultimate beneficial owner through one or more level of holding companies, any transfer, repurchase, or new issuance of the shares of such holding companies or similar transactions that have the effect of changing the beneficial ownership of such Ordinary Share shall be deemed as an indirect transfer of such Ordinary Shares. The Parties agree that the restrictions on the transfer of the Ordinary Shares contained in this Agreement shall apply to such indirect transfer and shall not be circumvented by means of any indirect transfer of the Ordinary Shares.

5.	ADDITIONAL AGREEMENTS

5.1.	Registration Rights. The Company hereby grants to the Shareholders such registration rights in the form set forth in Exhibit F attached hereto.

5.2.

Liquidation. If a Liquidation Event occurs, the Parties acknowledge and agree that distributions to the Shareholders of the Company shall be made in accordance with the Company’s Memorandum and Articles.

5.3.	Redemption Rights.

(i)

A Haitong Shareholder shall have the right (but not the obligation) to request the Company to redeem all of the Ordinary Shares held by such Haitong Shareholder which were converted from the Notes in the event (the “Haitong Redemption Event”) that the Company has not completed the Qualified IPO satisfying the requirement of Haitong Specified Pre-money Valuation (calculated as the total number of shares of the Company outstanding prior to the Qualified IPO multiplied by the final price per share in the Qualified IPO) within three (3) years after the first Conversion Date of all or part of the Notes or, with the consent of such Haitong Shareholder, within five (5) years after the first Conversion Date of all or part of the Notes. The redemption price for such Haitong Shareholder (the “Haitong Redemption Price”) shall be (i) the principal amount (the “Principal Amount”) of the Notes which had been converted into the Ordinary Shares that such Haitong Shareholder has requested the Company to redeem plus (ii) a premium which in aggregate with the Principal Amount, will provide such Haitong Shareholder with an IRR of 8% per annum on the Principal Amount, calculated from the Conversion Date of the Notes (or, where applicable, each Conversion Date of the relevant part of the Notes) to the date that Haitong Redemption Price has been fully paid.

Subject to the conditions and terms mentioned above, the Company shall, promptly and in any event within five (5) Business Days after the Haitong Redemption Event occurs, deliver a written notice (the “Redemption Reminder Notice”) in the form set forth in Part I of Exhibit I attached hereto to all the Haitong Shareholders. In the event that a Haitong Shareholder elects to exercise its redemption right hereunder, it shall deliver a written notice of redemption (the “Redemption Notice”) in the form set forth in Part II of Exhibit I attached hereto to the Company within three (3) months after the receipt of the Redemption Reminder Notice. For the avoidance of doubt, if the Company fails to deliver the Redemption Reminder Notice to the Haitong Shareholders upon the occurrence of a Haitong Redemption Event, a Haitong Shareholder will not be time-barred by the aforesaid 3 months’ notice and it may deliver the Redemption Notice to the Company to request the Company to redeem all of its Ordinary Shares at any time after the Haitong Redemption Event occurs. The Company shall, and all the Parties shall procure the Company to, within thirty (30) days after receiving the Redemption Notice from a Haitong Shareholder, complete the purchase of all of the Ordinary Shares then held by such Haitong Shareholder at the Haitong Redemption Price.

In the event that the Company’s assets or funds which are then legally available are insufficient to pay in full all the redemption payments payable to all the relevant Shareholders having redemption rights under this Section 5.3, those assets or funds of the Company which are then legally available shall be firstly used to pay the redemption price on a pro rata basis (as fully converted) among each of Preferred Shareholders, Haitong Shareholders and A2 Ordinary Investors in respect of the Shares requested to be redeemed, to the extent permitted by Applicable Laws. Such assets or funds of the Company shall not be used to pay the redemption prices to other Shareholders under this Section 5.3 unless and until redemption payments payable to the Preferred Shareholders, Haitong Shareholders and A2 Ordinary Investors pursuant to the terms of this Agreement and other Transaction Documents have been made in full.

(ii)	Each A2 Ordinary Investors shall be entitled to request the Company to redeem all or portion of Ordinary Shares held by such A2 Ordinary Investor by December 31, 2017 (the “A2 Redemption Start Date”).

The redemption price per share for such A2 Ordinary Investors (the “A2 Ordinary Redemption Price”) shall be the Original A2 Ordinary Share Purchase Price plus an annualized rate of return of twelve percent (12%) (calculated from the Closing Date to the actual payment date of the A2 Ordinary Redemption Price).

Within 30 days after the receipt of a written notice of redemption from such A2 Ordinary Investor(s) to be redeemed, the Company shall redeem all or part of A2 Ordinary Shares held by such A2 Ordinary Investors legally available therefor including capital. The Board and other Shareholders of the Company shall give help for such redemption unconditionally.

(iii)

The Lead Ordinary Investor and SHENZHEN ZZX shall be entitled to request the Company to redeem all or portion of Ordinary Shares held by such Ordinary Investor if by December 31, 2016 (the “A1 Redemption Start Date”), the Company shall have not fulfilled either of the following: (i) having signed the share purchase agreement with investors for purchase of certain series B shares or other class of shares named then (with the subscription amount of no less than 10 million US dollars), pursuant to which the valuation of the Company shall be at least 300 million US dollars; or(ii) having completed products commercialization, demonstration of products commercialization or strategic investment of certain chip product build-in with bi-IP channels with one mobile producer or chip producer that is recognized by the Lead Ordinary Investor or that is among the top ten mobile producers or chip producers in PRC.

The redemption price per A1 Ordinary Share held by the Lead Ordinary Investor and SHENZHEN ZZX (the “A1 Ordinary Redemption Price”) shall be the Original A1 Ordinary Share Purchase Price held by such investor plus ten percent (10%) compound annual return (calculated from the A1 Closing Date to the actual payment date of the A1 Ordinary Redemption Price).

5.4.	Tax Matters.

(i)

The Group Company shall comply with the applicable tax laws and comply with all record-keeping, reporting, and other requirements necessary for Haitong or Preferred Shareholder’s compliance with any applicable tax laws. The Group Company shall use their respective commercially reasonable effort to avoid adverse tax status (such as “PRC resident enterprise” for any Group Company organized outside the PRC under the PRC tax laws, or “controlled foreign corporation” or “passive foreign investment company” under the U.S. tax laws).

(ii)

The Company will use, and will cause each of the other Group Companies to use, commercially reasonable efforts to avoid classification as a passive foreign investment company (“PFIC”) as defined in the Internal Revenue Code of 1986, as amended (the “Code”) for the current year or any subsequent year.

(iii)

The Company shall promptly provide the Investors with written notice if it (or any of the other Group Companies) becomes a PFIC. Such notice shall include a reasonably detailed analysis of the determination that the Company (or any of the other Group Companies) has become a PFIC.

(iv)

The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if Company is informed by its tax advisors that any such entity has become a PFIC, or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, the Company shall promptly notify the Investors of such status or risk, as the case may be. The Company agrees to make available to the Investors upon request, the books and records of the Company and the other Group Companies, and to provide information to the Investors pertinent to the Company’s status or potential status as a PFIC. Upon a determination by the Company, the Investors or any taxing authority that the Company has been or is likely to become a PFIC, the Company will provide the following information to the Investors and each of its direct or indirect holders (a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (a) accurately prepare its US tax returns and comply with any other reporting requirements , if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g).

5.5.

Memorandum and Articles. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Memorandum and Articles, the terms of this Agreement shall prevail in all respects as regards the Shareholders and Haitong. The Shareholders and Haitong shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Memorandum and Articles, and the Shareholders and Haitong shall exercise all voting and other rights and powers (including to procure any required alteration to the Memorandum and Articles to resolve such conflict or inconsistency) to make the provisions of this Agreement effective.

6.	TERMINATION

This Agreement and all rights and covenants contained herein, including but not limited to those contained in Sections 2, 3, 4 and 5 (with the exception of the registration rights granted under Section 5.1, which shall survive the closing of a Qualified IPO in accordance with their terms), shall terminate on the closing of a Qualified IPO. All the preferred rights of the Shares shall terminate in the event that the Investors (other than Haitong) shall hold less than 5% of the total outstanding Shares of the Company (on an as converted basis) solely resulting from the sale of the Equity Securities as applicable. Notwithstanding the foregoing, Haitong’s right to appoint the Haitong Director or the Observer set forth in Section 2.1, Section 2.2 and Section 2.3 shall terminate in the event that Haitong collectively hold less than 8% of the total outstanding Equity Securities of the Company (on an as converted basis). Further, Haitong’s Information and Inspection Rights set forth in Section 2.8, Haitong’s oversubscription right under the Preemptive Rights set forth in Section 3, and Haitong’s Right of First Refusal and Right of Co-Sale set forth in Sections 4.2, shall terminate in the event that Haitong collectively hold less than 5% of the total outstanding Equity Securities of the Company (on an as converted basis). Notwithstanding anything herein to the contrary, a Haitong Shareholder’s redemption right set forth in Section 5.3(i) shall remain valid and enforceable despite the percentage of Haitong’s aggregate interests in the Company and shall only terminate upon the completion of the Qualified IPO with Haitong Specified Pre-money Valuation within the prescribed period under Section 5.3(i).

7.	MISCELLANEOUS

7.1.	Anti-Dilution.

(i)

If, at any time after the issue of any Conversion Share to any Haitong Shareholder but prior to a Qualified IPO, the Company issues, allots or grants any Equity Security (other than the Equity Securities issued to employees, directors, officers, consultants or contractors of the Company pursuant to the ESOP) to any Person at an average cost (including the cost for converting such Equity Security to one Ordinary Share of the Company) lower than the adjusted Conversion Price per Conversion Share issued to the Haitong Shareholder, the Company shall, and the Shareholders shall procure the Company to, issue such number of additional Ordinary Shares to the Haitong Shareholder at a nominal value of US$1.00 per Ordinary Share without further cost and expense to the Haitong Shareholder. Such issuance shall put Haitong Shareholder in a position to acquire the relevant Conversion Shares and the additional Ordinary Shares at an effective average cost per Ordinary Share no more than the average cost of the first-mentioned Person to obtain (and, if applicable, convert) the-first mentioned Equity Security.

(ii)

At any time within three (3) years after the Closing Date, the Company shall have the right to issue Ordinary Shares, or any option to acquire any Ordinary Shares, to employees, directors, officers, consultants or contractors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director (if applicable)), provided the number of all such issuances in aggregate shall not exceed the lower of (a) Ordinary Shares (on an as-converted basis) with value of USD67,000,000; and (b) 10% of the aggregate number of Equity Securities (on an as-converted basis) of the Company outstanding as of the closing in respect of the purchase and sales of the warrant notes pursuant to Section 2.3 of the Notes Purchase Agreement.

7.2.	Governing Law. This Agreement shall be governed by and construed under the laws of the Hong Kong, without regard to principles of conflict of laws thereunder.

7.3.	Dispute Resolution.

(i)

Each Party agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the exclusive jurisdiction of such courts.

(ii)

Each party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the o the court, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such party.

(iii)	The costs of court shall be borne by the losing party, unless otherwise determined by the court.

(iv)

When any dispute occurs and when any dispute is in the court, except for the matters in dispute, the parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

7.4.

Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the addresses specified set forth in Part V of the Exhibit A attached hereto (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4).

7.5.

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights of any parties hereunder, shall not be assigned, and the obligations of any party hereunder shall not be transferred without the written consents of the Investors and the Company; provided that each Investor may assign its rights and transfer its obligations hereunder to an Affiliate of it or a transferee of the transfer in connection with the Equity Securities held by such Investor pursuant to Section 4.3 without consent of the other Parties under this Agreement; provided further that before such assignment or transfer such Affiliate or transferee shall execute a deed of accession in the form set forth in Exhibit G attached hereto agreeing to be bound by all the terms of this Agreement as an “Investor”. For the avoidance of doubt, the assignee or transferee of any Investor shall be treated as an “Investor” under this Agreement, and any Haitong Noteholder or Haitong Shareholder shall also be treated as an “Investor” for the purpose of determining the availability of any rights under this Agreement.

7.6.

Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law.

7.7.

Waiver and Amendment. Any Party may (i) extend the time for the performance of any of the obligations or other acts of another Party, (ii) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (iii) waive compliance with any of the agreements of another Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Company, Haitong, the Ordinary Majority and the Preferred Majority, or (b) by a waiver in accordance with the immediately preceding sentence.

7.8.

New Shareholders. The Company shall procure any new Shareholder or investor of the Company who is not already a party to this Agreement shall, not later than the time that it becomes the registered owner of any Equity Securities, agree in writing that it will adhere to, and be bound by, the terms of this Agreement as a Party to this Agreement by executing a deed of accession in the form set forth in Exhibit G attached hereto.

7.9.

Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the defined terms shall have the meanings assigned to them in its definition and include the plural as well as the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (ii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement unless explicitly stated otherwise, and all references in this Agreement to designated exhibits are to the exhibits attached to this Agreement unless explicitly stated otherwise, (iii) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (iv) the word “knowledge” means, with respect to a person’s “knowledge”, the actual knowledge of such person and that knowledge which should have been acquired by it after making due inquiry, (v) the titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement, (vi) any reference in this Agreement to any “Party” or any other Person shall be construed so as to include its successors in title, permitted assigns and permitted transferees, (vii) any reference in this Agreement to any agreement or instrument is a reference to that agreement or instrument as amended or novated, (viii) this Agreement is jointly prepared by the Parties and should not be interpreted against any Party by reason of authorship; (ix) unless otherwise specified herein, the obligations and liabilities, and the title, interests and rights, of a party hereto is independent and several from those of the other parties hereto.

7.10.

Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, including the Prior Agreements and those containing any provision of preferred rights or privileges that any previous shareholder(s) or existing shareholder(s) is entitled to in respect of any Group Company.

7.11.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

UCLOUDLINK GROUP INC.

By:	/s/ Wen Gao

Name:	Wen Gao (高文)
Title:	Director

UCLOUDLINK(HK) LIMITED

By:	/s/ Wen Gao

Name:	Wen Gao (高文)
Title:	Director

BEIJING UCLOUDLINK TECHNOLOGY LIMITED (北京优克云联 科技有限公司)

By:	/s/ Wen Gao

Name:	Wen Gao
Title:	Legal Representative
[common seal]

Shenzhen Ucloudlink Technology Limited (深圳优克云联科技有限公司)

By:	/s/ Zhigang Du

Name:	Zhigang Du
Title:	Legal Representative
[common seal]

SHENZHEN UCLOUDLINK NEW TECHNOLOGY CO., LTD (深圳市优克联新技术有限公司)

By:	/s/ Wen Gao

Name:	Wen Gao (高文)
Title:	Legal Representative
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

HONGKONG UCLOUDLINK NETWORK TECHNOLOGY LIMITED (香港优克网络技术有限公司)

By:	/s/ Wen Gao
Name:	Wen Gao (高文)
Title:	Director

BEIJING UCLODLINK TECHNOLOGY CO., LTD (北克优克联技术有限公司)

By:	/s/ Wen Gao
Name:	Wen Gao (高文)
Title:	Legal Representative
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

TALENT WITS LIMITED

By:	/s/ Wen Gao
Name:	Wen Gao (高文)
Title:	Director

FAIRY MIND LIMITED

By:	/s/ Zhongqi Kuang
Name:	Zhongqi Kuang (况忠琪)
Title:	Director

FUN BOX LIMITED

By:	/s/ Chaohui Chen, Zhiping Peng
Name:	Chaohui Chen (陈朝晖), Zhiping Peng (彭智平)
Title:	Director

MEDIAPLAY LIMITED

By:	/s/ Chaohui Chen
Name:	Chaohui Chen (陈朝晖)
Title:	Director

ALPHAGO ROBOT LIMITED

By:	/s/ Zhiping Peng
Name:	Zhiping Peng (彭智平)
Title:	Director

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

WEN GAO (高文)

/s/ Wen Gao
CHAOHUI CHEN (陈朝晖)

/s/ Chaohui Chen
ZHIPING PENG (彭智平)

/s/ Zhiping Peng
ZHONGQI KUANG (况忠琪)

/s/ Zhongqi Kuang

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Beijing Cash Capital Venture Partners.(北 京国科鼎鑫投资中心（有限合伙）)

By:	/s/ Ge Wang

Name:	Ge Wang
Title:	Authorized Signatory
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Shanghai Huiyin Tiantong Investment Center (Limited Partnership)(上海汇垠天 同投资中心（有限合伙）)

BY:	/s/ Guangshan Che
Name:	Guangshan Che
Title:	Authorized Signatory
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Shenzhen ZZX Technology Venture Investment Enterprise (Limited Partnership)(深圳中展信科技创业投资企业 （有限合伙）)

BY:	/s/ Chunwei Huang

Name:	Chunwei Huang
Title:	Authorized Signatory
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

BEIJING ORIENTAL RHYTHM VENTURE CAPITAL CO., LTD (北京五 五东方瑞泰创业投资有限公司)

BY:	/s/ Jianping Wang

Name:	Jianping Wang
Title:	Legal Representative
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

SUN DEVELOPMENT INVESTMENT LIMITED

BY:	/s/ Baixing Wang

Name:	Baixing Wang
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

ASIAN ROUSE LIMITED

BY:	/s/ Xingya Qiu

Name:	Xingya Qiu
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

XIZANG GUOKE DINGYI INVESTMENT CENTER (LIMITED PARTNERSHIP) (西藏国科鼎奕投资中心 （有限合伙）)

BY:	/s/ Ge Wang
Name:	Ge Wang
Title:	Authorized Signatory
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

WEALTH PLUS INVESTMENTS LIMITED

BY:	/s/ Ingrid Wu

Name:	Ingrid Wu
Title:	Authorized Signatory

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

Shenzhen HaineiLirong Technology Investment Fund Partnership (深圳海内 利荣科技投资基金合伙企业（有限合伙）)

BY:	/s/ Peiping Qu

Name:	Peiping Qu
Title:	Authorized Signatory
[common seal]

IN WITNESS WHEREOF, the Parties have duly executed this Shareholders’ Agreement as of the date first above written.

HAITONG ASSET MANAGEMENT (HK) LIMITED (acting on behalf of and for the account of HAITONG FREEDOM MULTI-TRANCHE BOND FUND)

BY:	/s/ Jianxin Yang
Name:	Jianxin Yang
Title:	Authorized Signatory

HAITONG INTERNATIONAL INVESTMENT FUND SPC (acting on behalf of and for the account of HAITONG INTERNATIONAL INVESTMENT FUND SPC - FUND I SP)

By:	/s/ Huang Zhong
Name:	Huang Zhong
Title:	Authorized Signatory

EXHIBIT A

PARTIES

Part I Investors

(A) Preferred Shareholders

1.	Beijing Cash Capital Venture Partners.(北京国科鼎鑫投资中心（有限合伙）) (the “Cashcapital Investor”);

2.	Beijing Oriental Rhythm Venture Capital CO., LTD(北京五五东方瑞泰创业投资有限公司) (the “Oriental Investor”);

(B) Ordinary Investors

1.	Beijing Cash Capital Venture Partners.(北京国科鼎鑫投资中心（有限合伙）);

2.	Shanghai Huiyin Tiantong Investment Center (Limited Partnership) (上海汇垠天同投资中心（有限合伙））(the “Lead Ordinary Investor”);

3.	Shenzhen ZZX Technology Venture Investment Enterprise (Limited Partnership) (深圳中展信科技创业投资企业（有限合伙）) (the “Shenzhen ZZX”);

4.	Xizang Guoke Dingyi Investment Center (Limited Partnership) (西藏国科鼎奕投资中心(有限合伙)) (the “Xizang Guoke”);

5.	WEALTH PLUS INVESTMENTS LIMITED (the “WEALTH PLUS”); and

6.	Shenzhen Hainei Lirong Technology Investment Fund Partnership (深圳海内利荣科技投资基金合伙企业(有限合伙 )) (the “Shenzhen Hainei”)

(C) Noteholders

1.	Hai Tong Asset Management (HK) Limited (“Haitong 1”, acting on behalf of and for the account of Haitong Freedom Multi-Tranche Bond Fund);

2.	Haitong International Investment Fund SPC (“Haitong 2”, acting on behalf of and for the account of Haitong International Investment Fund SPC – Fund I SP).

Part II Founder Parties

1.	Gao Wen (高文), a Chinese citizen (residential ID number *****);

2.	Chen Chaohui( 陈 朝 晖 ), a Chinese citizen (residential ID number *****);

3.	Peng Zhiping(彭智平), a Chinese citizen (residential ID number *****) (together with Gao Wen (高文) and Chen Chaohui (陈朝晖), the “Key Founders”, and each a “Key Founder”);

4.	Kuang Zhongqi (况忠琪), a Chinese citizen (residential ID number *****) (together with the Key Founders, the “Founders” and each a “Founder”),

5.

TALENT WITS LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands whose entire outstanding shares are held by Gao Wen (高文) (the “Founder Holdco 1” ),

6.

FAIRY MIND LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands whose entire outstanding shares are held by Kuang Zhongqi (况忠琪) (the “Founder Holdco 2” ),

7.

MEDIAPLAY LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands whose entire outstanding shares are held by Chen Chaohui (the “Founder Holdco 3” );

8.

ALPHAGO ROBOT LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands whose entire outstanding shares are held by Peng Zhiping (the “Founder Holdco 4” ); and

9.

FUN BOX LIMITED, a limited liability company duly established and validly existing under the laws of British Virgin Islands whose entire outstanding shares are held by MEDIAPLAY LIMITED and ALPHAGO ROBOT LIMITED (the “Founder Holdco 5”, together with the Founder Holdco 1, the Founder Holdco 2, the Founder Holdco 3, the Founder Holdco 4, the “Founder Holdcos”, each a “Founder Holdco”, further together with the Founders, the “Founder Parties”, each a “Founder Party”).

Part III Major Subsidiaries

1.	UCLOUDLINK (HK) LIMITED, a company duly established and existing under the laws of Hong Kong (the “HK Company”), with registered number 2139982;

2.

BEIJING UCLOUDLINK SCIENCE & TECHNOLOGY LIMITED / BEIJING UCLOUDLINK TECHNOLOGY LIMITED (北京优克云联科技有限公司), a wholly foreign owned enterprise to be duly established and existing under the laws of PRC (the “Beijing WFOE”), with unified social credit code 110000450278829;

3.

SHENZHEN UCLOUDLINK SCIENCE & TECHNOLOGY LIMITED / SHENZHEN UCLOUDLINK TECHNOLOGY LIMITED (深圳优克云联科技有限公司), a wholly foreign owned enterprise to be duly established and existing under the laws of PRC (the “Shenzhen WFOE”, together with Beijing WFOE, the “WFOEs”), with unified social credit code 91440300336385792W;

4.

SHENZHEN CITY UCLOUDLINK NEW TECHNOLOGY CO., LTD/ SHENZHEN UCLOUDLINK NEW TECHNOLOGY CO., LTD (深圳市优克联新技术有限公司), a company duly established and existing under the laws of the PRC (the “Shenzhen Domestic Company”), with unified social credit code 91440300311875816Q;

5.

BEIJING UCLOUDLINK TECHNOLOGY CO., LTD. / BEIJING UCLOUDLINK TECHNOLOGY LIMITED (北京优克联技术有限公司), a company duly established and existing under the laws of the PRC (the “Beijing Domestic Company”, collectively with the Shenzhen Domestic Company, the “Domestic Companies”, and each, a “Domestic Company”)) with unified social credit code 91110105318148849A; and

6.	HONGKONG UCLOUDLINK NETWORK TECHNOLOGY LIMITED (香港优克网 络技术有限公司), a company duly established and existing under the laws of Hong Kong (the “Existing HK Company”), with registered number 1519476.

Part IV Other Shareholders

1. SUN DEVELOPMENT INVESTMENT LIMITED

2. ASIAN ROUSE LIMITED

Part V Notice Address

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each party:

If to any of the Group Companies, the Founders and the Founder Holdcos:

Attention:	Shi Yimeng (石义猛)
Address:	深圳市南山区学府路85号软件产业基地 1栋A座3层
Email:	*****
Tel:	*****

If to the Cashcapital Investor:

Attention:	Chen Hongwu (陈洪武)
Address:	北京市东直门南大街11号中汇广场 B座1803
Email:	*****
Fax:	*****

If to the Oriental Investor:

Attention:	He Zhiguang (何志光)
Address:	北京市海淀区阜成路67号银都大厦 1510室
Email:	*****
Fax:	*****

If to SUN DEVELOPMENT INVESTMENT LIMITED:

Attention:	Cheng Xian (程娴)
Address:	江苏省常熟市东南经济开发区8号
Email:	*****
Tel:	*****

If to ASIAN ROUSE LIMITED:

Attention:	Qiu Xingya (邱醒亚)
Address:	深圳市南山区科智西路5号科技园工业厂房25栋1段3层
Email:	*****
Tel:	*****

If to SHENZHEN ZZX:

Attention:	Huang Chunwei (黄春威)
Address:	深圳市前湾深港合作区前湾一路1号A栋201 室
Email:	*****

If to Lead Ordinary Investor:

Attention:	Chen Guangshan (车广山)
Address:	中国上海市长宁区虹桥路2272号六楼O座
Email:	*****

If to WEALTH PLUS:

Attention:	INGRID WU CHUNYUAN/ JUNE YAN
Address:	66B, No.39 Conduit Road, Hong Kong
Email:	*****

If to Shenzhen Hainei:

Attention:	Qu Peiping (屈佩平)
Address:	深圳市福田区莲花街道金田路4028号荣超经贸中心1812
Email:	*****
Tel:	*****

If to Haitong 1:

Attention:	Samson Leung
Address:	22/F, Li Po Chun Chambers, 189 Des Voeux Road Central, Hong Kong
Email:	*****
Tel:	*****

If to Haitong 2:

Attention:	Grace Liu
Address:	22/F, Li Po Chun Chambers, 189 Des Voeux Road Central,
HongKong
Email:	*****
Tel:	*****

EXHIBIT B

DEFINITIONS

“A1 Closing Date”	means December 29, 2015.

“A1 Ordinary Investors”	means Beijing Cash Capital Venture Partners.( 北京国科鼎鑫投资中心（有限合伙）), Shanghai Huiyin Tiantong Investment Center (Limited Partnership)（上海汇垠天同投资中心（有限合伙））, Shenzhen ZZX Technology Venture Investment Enterprise (Limited Partnership)（深 圳中展信科技创业投资企业（有限合伙））and Xizang Guoke Dingyi Investment Center (Limited Partnership) (西藏国科鼎奕投资中心(有限合伙)).

“A1 Ordinary Redemption Price”	has the meaning set forth in Section 5.3(iii).

“A1 Redemption Start Date”	has the meaning set forth in Section 5.3(ii).

“A2 Ordinary Investors”	means WEALTH PLUS and Shenzhen Hainei Lirong Technology Investment Fund Partnership (深圳海内利荣科技投资基金合伙企业(有限合伙 )).

“A2 Ordinary Redemption Price”	has the meaning set forth in Section 5.3(ii).

“A2 Redemption Start Date”	has the meaning set forth in Section 5.3(ii).

“Additional Number of New Notes”	has the meaning set forth in Section 3.1(ii)(c).

“Additional Number of New Shares”	has the meaning set forth in Section 3.1(ii)(c).

“Affiliate”	means (i) as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with, such body corporate; and (ii) as to any individual, his spouse, child, brother, sister, parent, trustee of any trust in which such individual or any of his immediate family members is a beneficiary or a discretionary object, or any entity or company controlled by any of the aforesaid persons.

“Agreement”	has the meaning set forth in the preamble hereof.

“Board”	has the meaning set forth in Section 3.1(i).

“Cashcapital Director”	has the meaning set forth in Section 2.1(i)(a).

“Cashcapital Investor”	has the meaning set forth in the preamble hereof.

“Change-in-Control”	has the meaning set forth in Section 2(1) of Exhibit D attached hereto.

“Haitong Closing”	has the meaning set forth in paragraph C of the Recital.

“Closing Date”	has the meaning set forth in paragraph C of the Recital.

“Co-Sale Shareholder”	has the meaning set forth in Section 2.1 of Exhibit E attached hereto.

“Company”	has the meaning set forth in the preamble hereof.

“Company Repurchase Option”	has the meaning set forth in Section 2 of Exhibit D attached hereto.

“Conversion Date”	means, with respect to each Ordinary Share held by the Haitong Shareholder, the date on which such Ordinary Share is converted from the Note.

“Company Restricted Shares” “control”

has the meaning set forth in Section 4.1(ii).

means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of majority voting securities or appointing a majority of the board members or otherwise, and the terms “controlling” and “controlled” have correlative meaning.

“Conversion Date”	means, with respect to each Ordinary Share held by the Haitong Shareholder, the date on which such Ordinary Share is converted from the Note.

“Conversion Price”	has the meaning set forth in the Notes.

“Covenantors”	has the meaning set forth in Section 2.6(i).

“Direct Founder Restricted Shares”	has the meaning set forth in Section 4.1(ii).

“Domestic Holdco 1”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Domestic Holdco 2”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Domestic Company”	has the meaning set forth in Part III of Exhibit A attached hereto.

“Departing Founder”	has the meaning set forth in Section 2 of Exhibit D attached hereto.

“Departure Event”	has the meaning set forth in Section 2 of Exhibit D attached hereto.

“Equity Securities”	means, with respect to any Person, such Person’s share capital, capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such share capital, capital stock, membership interests, partnership interests, registered capital or joint venture or other ownership interest (whether or not such derivative securities are issued by such Person).

“ESOP”	means any stock option plan or equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of shares, stock options or any other securities to its employees, officers, directors, consultants and/or other eligible persons.

“Existing HK Company”	have the meaning set forth in Part III of Exhibit A attached hereto.

“Founder”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco 1”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco 2”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco 3”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco 4”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco 5”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Holdco Restricted Shares”	has the meaning set forth in Section 4.1(ii).

“Founder Holdco Repurchase Price”	has the meaning set forth in Section 2(5) of Exhibit D attached hereto.

“Founder Holdco Repurchase Shares”	has the meaning set forth in Section 2(5) of Exhibit D attached hereto.

“Founder Party”	has the meaning set forth in Part II of Exhibit A attached hereto.

“Founder Restricted Shares”	has the meaning set forth in Section 4.1(ii).

“Fully-Diluted Basis”	means that all options, warrants or other rights of any kind (whether vested or unvested) to acquire the Ordinary Shares and all securities convertible or exchangeable into the Ordinary Shares (or into options, warrants or other rights of any kind to acquire the Ordinary Shares) outstanding at the relevant time shall be deemed to have been fully exercised, converted or exchanged, as the case may be, and the Ordinary Shares issuable as a result thereof shall be deemed to have been fully issued and to form part of the holdings of the Person(s) entitled to receive such Ordinary Shares.

“Fully Participating Investors of New Notes”	has the meaning set forth in Section 3.1(ii)(c).

“Fully Participating Investors of New Shares”	has the meaning set forth in Section 3.1(ii)(c).

“Fully Purchasing Holders”	has the meaning set forth in Section 1.2(ii) of Exhibit E attached hereto.
has the meaning set forth in Section 1.1 of Exhibit E attached hereto.

“Group Company”	means each of the Company and its subsidiaries (including the Major Subsidiaries) and “Group” refers to all of Group Companies collectively.

“Haitong”	means collectively Haitong Shareholders and Haitong Noteholders.

“Haitong Director”	has the meaning set forth in Section 2.1(i)(c).

“Haitong Noteholders”	means the holders of the Notes from time to time and as of the date of this Agreement are the investors listed in Part I(C) of Exhibit A attached hereto.

“Haitong Specified Pre-money Valuation”	means US$520 million, being the money valuation of the Company before any investment of Haitong into the Company (subject to any adjustment as a result of any share splits, share consolidation, share dividends, restructuring, merge, reclassification of shares, adjustment of capital structure, issuance of new shares or subscription of options or the like).

“Haitong Redemption Price”	has the meaning set forth in Section 5.3(i).

“Haitong Shareholders”	means the holders of Ordinary Shares which were converted from the Notes pursuant to the terms and conditions thereof from time to time.

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“HK Company”	has the meaning set forth on Part III of Exhibit A attached hereto.

“Indirect Founder Restricted Shares”	has the meaning set forth in Section 4.1(ii).

“Investor Directors”	has the meaning set forth in Section 3.1(i).

“Investors”	has the meaning set forth in the preamble hereof.

“IRR”	means an annual compounded, cumulative internal rate of return that produces a net present value of all cash flows (positive and negative) from an investment equal to zero.

“Issuance Notice”	has the meaning set forth in Section 3.1(ii)(a).

“Issuance Notice of New Notes”	has the meaning set forth in Section 3.1(ii)(a).

“Issuance Notice of New Shares”	has the meaning set forth in Section 3.1(ii)(a).

“Key Founder”	has the meaning set forth on Part II of Exhibit A attached hereto.

“Key Founder Holdcos”	shall mean the Founder Holdco 1, the Founder Holdco 3, the Founder Holdco 4, the Founder Holdco 5 and the Domestic Holdco 1 and the Domestic Holdco 2 collectively.

“Liquidation Event”

means any of the following events:

(i) the liquidation, dissolution or winding-up of any Group Company;

(ii)  the sale or other disposition of all or the majority of, or substantially all or the majority of the assets or properties of the Group Companies taken as a whole or the exclusive licensing of all or substantially all of the Group Companies’ intellectual properties taken as a whole; or

(iii)  the acquisition of the equity interests of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred.

“Major Subsidiary”	has the meaning set forth in the preamble hereof.

“Memorandum and Articles”	means the Company’s Memorandum and Articles of Association, as may be amended and/or restated from time to time.

“New Notes”	means any options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) issued after the Closing, except for:

	(i)	any option to acquire any Ordinary Shares, issued to employees, officers, consultants or directors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director);

	(ii)	the Warrant Notes issued pursuant to the Section 2.3 of the Notes Purchase Agreement; or

	(iii)	Equity Securities issued for the purpose of obtaining financing or financial leasing by financial institutions or financing for the equipment and acquisition or merger for another companies as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director).

“New Shares”	means any Shares of the Company issued after the Closing, except for:

	(i)	Ordinary Shares issued to employees, officers, consultants or directors of the Company pursuant to the ESOP and as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director);

	(ii)	Ordinary Shares issued upon conversion of the Preferred Shares or the Notes;

	(iii)	share dividend paid to all Shareholders (including the Preferred Shareholders) in proportion to their shareholding percentage;

	(iv)	Shares issued in connection with any share split, share dividend, capital reorganization, or similar transaction of the Company that does not change the relative shareholding percentage of the Shareholders;

	(v)	Ordinary Shares issued in the Qualified IPO;

	(vi)	Ordinary Shares issued upon the exercise or conversion of any Equity Securities issued prior to the Closing; or

	(vii)	Ordinary Shares issued for the purpose of obtaining financing or financial leasing by financial institutions or financing for the equipment and acquisition or merger for another companies as approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director).

“Notes”	means the convertible notes issued pursuant to the Notes Purchase Agreement and for the purpose of this Agreement shall include the warrant notes issued pursuant to Section 2.3 of the Notes Purchase Agreement.

“Notes Purchase Agreement”	has the meaning set forth in the recitals hereof.

“Observer”	has the meaning set forth in Section 2.2.

“Offered Shares”	has the meaning set forth in Section 1.1 of Exhibit E attached hereto.

“Options”	means any options to purchase or rights to subscribe for Ordinary Shares, or other securities by their terms convertible into or exchangeable for Ordinary Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities.

“Ordinary Investors”	means the investors set forth in Part I(B) of Exhibit A attached hereto.

“Ordinary Majority”	means the Founder Parties holding at least 50% of the outstanding Ordinary Shares.

“Ordinary Shares”	means the Company’s Ordinary Shares, par value US$0.001 per share.

“Ordinary Shareholders”	means the Shareholders, excluding the Investors, holding certain number of Ordinary Shares.

“Other Shareholders”	have the meaning set forth in Part IV of Exhibit A attached hereto.

“Original A1 Ordinary Share Purchase Price”	means in respect of the A1 Ordinary Investor, US$ 17.04042, as appropriately adjusted for any share split, share division, share combination, share dividend, additional share issuances or similar events.

“Original A2 Ordinary Shares Purchase Price”	means in respect of the A2 Ordinary Investor, US$ 23.52222, as appropriately adjusted for any share split, share division, share combination, share dividend, additional share issuances or similar events.

“Overallotment New Notes”	has the meaning set forth in 3.1(ii)(c).

“Overallotment New Shares”	has the meaning set forth in 3.1(ii)(c).

“Party”	have the meaning set forth in the preamble hereof.

“Person”	shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a company, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

“PFIC”	has the meaning set forth in Section 5.5(ii).

“PFIC Shareholder”	has the meaning set forth in Section 5.5(iv).

“PRC”	means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

“Preemptive Right”	has the meaning set forth in Section 3.

“Preferred Majority”	has the meaning set forth in Section 2.6.

“Preferred Shares”	means, the Series A Preferred Shares.

“Preferred Shareholder”	means the holders of the Preferred Shares.

“Principal Amount”	has the meaning set forth in Section 5.3(i).

“Prospective Purchaser”	has the meaning set forth on Section 1.1 of Exhibit E attached hereto.

“Preferred Share Purchase Price”	means RMB 49.04, as appropriately adjusted for any share split, share division, share combination, share dividend or similar events.

“Qualified IPO”	means (a) an initial public offering of the Company on The New York Stock Exchange, NASDAQ, Hong Kong Stock Exchange or such other reputable stock exchange approved by the Board (including the affirmative vote of the Cashcapital Director and the Haitong Director (if applicable)) and (b) following which (i) the shares of the Company are traded in a freely convertible currency and (ii) the shares of the Company held by the Investors can gain full liquidity after the expiration of any lock-up period; provided that, notwithstanding the above, where the lock-up period with respect to the shares of the Company held by the Investors is or may be for an indefinite term, such initial public offering and listing shall not be deemed to be a Qualified IPO.

“Redemption Reminder Notice”	has the meaning set forth in Section 5.3(i).

“Right Holder”	has the meaning set forth on Section 1.2(i) of Exhibit E attached hereto.

“Right of Co-Sale”	has the meaning set forth on Section 2.1 of Exhibit E attached hereto.

“Right of First Refusal”	has the meaning set forth on Section 1.2 of Exhibit E attached hereto.

“ROFR Option Period”	has the meaning set forth on Section 1.2 of Exhibit E attached hereto.

“Second Participation Notice of New Notes”	has the meaning set forth in Section 3.1(ii)(c).

“Second Participation Notice of New Shares”	has the meaning set forth in Section 3.1(ii)(c).

“Second Participation Period of New Shares”	has the meaning set forth in Section 3.1(ii)(c).

“Series A Preferred Shares”	means the Company’s series A preferred shares, of par value US$0.001 each.

“Shares”	means the Ordinary Shares and the Preferred Shares.

“Shareholders”	means the holder of the Shares.

“Signing Date”	has the meaning set forth in the preamble hereof.

“Strategic Investor”	means any strategic investor that is approved by the Board including the Cashcapital Director and the Haitong Director.

“Transaction Documents”	means the Notes Purchase Agreement, the Notes Certificates (together with the terms and conditions), the Warrant Notes Certificates (together with the terms and conditions), the Memorandum and Articles, the deeds of adherence and other agreements, instruments, certificates executed or entered into pursuant to or in connection with the Notes Purchase Agreement.

“Transfer Notice”	has the meaning set forth in Section 1.1 of Exhibit E attached hereto.

“Transferor”	has the meaning set forth in Section 1.1 of Exhibit E attached hereto.

“U.S.”	means the United States of America.

“US$”	means the lawful currency of the United States of America.

“WFOEs”	has the meaning set forth on Part III of Exhibit A attached hereto.